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                                  EXHIBIT 99.5

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                                                                    Exhibit 99.5

RP FINANCIAL, LC.
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Financial Services Industry Consultants



                                                         May 22, 2002




Mr. Kim Stuart Price
President and Chief Executive Officer
Citizens South Banking Corporation
245 West Main Avenue
Gastonia, North Carolina 28052

Dear Mr. Price:

     This letter sets forth the agreement between Citizens South Banking Corporation ("Citizens South" or the "Company"), subsidiary of Citizens South Holdings, MHC, Gastonia, North Carolina (the "MHC"), and RP Financial, LC. ("RP Financial"), whereby the Company has engaged RP Financial to prepare the written document and financial projections reflecting the pro forma impact of the mutual to stock conversion of the MHC and the post-conversion activities of the Company. These services are described in greater detail below.


Description of Proposed Services

     RP Financial's business planning services will include the following areas:
(1) determining the Company's current financial and operating condition, business strategies and anticipated future strategies, both currently and on a pro forma basis; (2) quantifying the impact of business strategies, incorporating the use of offering proceeds; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of selected business strategies and the use of offering proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines, including a description of the use of offering proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization and inter-company cash flows.

     Contents of the business plan will include: Philosophy/Goals; Economic Environment and Background; Lending, Leasing and Investment Activities; Deposit, Savings and Borrowing Activity; Asset and Liability Management; Operations; Records, Systems and Controls; Growth, Profitability and Capital; Responsibility for Monitoring this Plan.

     RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan conforming to regulatory guidelines can be filed with the appropriate federal and state regulatory agencies in conjunction with the filing of the stock offering application.



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Washington Headquarters
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA  22209                               Toll-Free No.: (866) 723-0594
www.rpfinancial.com                         E-Mail: wpommerening@rpfinancial.com

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Mr. Kim Stuart Price
May 22, 2002
Page 2


Fee Structure and Payment Schedule

     The Company agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $10,000. Payment of the professional fees shall be made upon delivery of the completed business plan. The Company also agrees to reimburse RP Financial for those direct reasonable out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses in conjunction with the business planning and appraisal engagements to $7,500, subject to written authorization from the Company to exceed such level.

     In the event the Company shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Company agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

     If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Company and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to the Company.

Indemnifications

     The provisions of paragraph 3 in that certain letter agreement dated May 22, 2002 between the Company and RP Financial are incorporated herein by reference.

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.

                                          Sincerely,

                                          /s/ William E. Pommerening
                                          --------------------------------------
                                          William E. Pommerening
                                          Chief Executive Officer and
                                            Managing Director


Agreed To and Accepted By:                /s/ Kim S. Price
                                          --------------------------------------
                                          Kim Stuart Price
                                          President and Chief Executive Officer


Upon Authorization by the Board of Directors For:  Citizens South Banking
                                                    Corporation
                                                   Subsidiary of Citizens South
                                                    Holdings, MHC
                                                   Gastonia, North Carolina

Date Executed:      5-30-02
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